                          THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                                  eTOYS INC.


     The undersigned, Edward C. Lenk and Glen R. Van Ligten hereby certify that:

     1. They are the duly elected and acting President and Assistant Secretary, respectively, of eToys Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on November 8, 1996 under the name of TOYS.COM INC.

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:


                                   ARTICLE I

     "The name of this corporation is eToys Inc. (the "CORPORATION").


                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.


                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


                                  ARTICLE IV

     (A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the Corporation is authorized to issue is Sixty-Nine Million Five Hundred Ninety-Three Thousand Eighty-Nine (69,593,089) shares, each with a par value of $0.0001 per share. Fifty Million (50,000,000) shares shall be Common Stock and Nineteen Million Five Hundred Ninety-Three Thousand Eighty-Nine (19,593,089) shares shall be Preferred Stock.

     (B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Third Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "SERIES A PREFERRED STOCK" and shall consist of Seven Million Thirty-Nine Thousand Seven

Hundred Seventy-Four (7,039,774) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Eleven Million Eight Hundred Eighty Six Thousand Six Hundred Forty Nine (11,886,649) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (666,666) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as set forth below in this Article IV(B).

          1.  DIVIDEND PROVISIONS.

              (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.043 per share per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like), (b) $0.1472 per share per annum on each outstanding share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and (c) $2.40 per share per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) or, if greater (as determined on a per annum basis and on an as converted basis for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) an amount equal to that paid on any other outstanding shares of this Corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

              (b) After payment of such dividends, any additional dividends shall be distributed among all holders of Common Stock and all holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were converted to Common Stock at the then effective conversion rate.

          2.  LIQUIDATION.

              (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.62 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for each share of Series A Preferred Stock then held by them, (ii) $2.1032 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for each share of Series B Preferred

Stock then held by them (as adjusted for any stock splits, recapitalizations or the like), (iii) $30.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for each share of Series C Preferred Stock then held by them, plus an amount equal to all declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred
Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the preferential amount each such holder would otherwise have been entitled to receive if the preferential amounts payable in respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock had been paid in full.

              (b) REMAINING ASSETS. Upon the completion of the distribution required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) until (i) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $1.86 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (including amounts paid pursuant to Section 2(a) above) and (ii) with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate of $6.31 per share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (including amounts paid pursuant to Section 2(a) above) and (iii) with respect to the holders of Series C Preferred Stock, such holders shall have received an aggregate of $90.00 per share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (including amounts paid pursuant to Section 2(a) above); thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

              (c)  CERTAIN ACQUISITIONS.

                   (i) DEEMED LIQUIDATION. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); (B) a sale of all or substantially all of the assets of the Corporation,

UNLESS the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale; or (C) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of.

                   (ii) VALUATION OF CONSIDERATION. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                         (A)  Securities not subject to investment letter or
other similar restrictions on free marketability:

                              (1)  If traded on a securities exchange or The
Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                              (2)  If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                              (3)  If there is no active public market, the
value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                         (B)  The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                  (iii) NOTICE OF TRANSACTION. The Corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                   (iv) EFFECT OF NONCOMPLIANCE. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

          3.  REDEMPTION.

              (a) Subject to the rights of series of any Preferred Stock which may from time to time come into existence, on or at any time after the date November 26, 2002, this Corporation shall, upon receipt by this Corporation from the holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred
Stock of their written consent to redemption hereunder of their respective shares (the "REDEMPTION NOTICE"), at such time and to the extent that it may lawfully do so, redeem in whole or in part the (i) Series A Preferred Stock by paying in cash therefor a sum equal to $0.62 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all declared but unpaid dividends on such share (the "SERIES A REDEMPTION PRICE"), (ii) Series B Preferred Stock by paying in cash therefor a sum equal to $2.1032 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all declared but unpaid dividends on such share (the "SERIES B REDEMPTION PRICE") and (iii) Series C Preferred
Stock by paying in cash therefor a sum equal to $30.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all declared but unpaid dividends on such share (the "SERIES C REDEMPTION PRICE"). Any such redemption shall occur on the date forty-five (45) days after the receipt of the Redemption Notice or as soon thereafter as the Company may lawfully conduct such redemption under the terms of this Section 3.

              (b) As used herein and in subsection (3)(c) below, the term "REDEMPTION DATE" shall refer to November 26, 2002, and the term "REDEMPTION PRICE" shall refer to each of the Series A Redemption Price, Series B Redemption Price and Series C Redemption Price. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, if the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock exercise their right of redemption pursuant to subsection 3(a) above, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). Except as provided in subsection (3)(c) on or after the Redemption Date, each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the amounts which the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred
Stock would otherwise had been entitled to receive if all amounts payable on or with respect to such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in such redemption had been paid in full. The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Serie A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock which this Corporation has not redeemed.

              (d) Three (3) days prior to the Redemption Date, this Corporation shall deposit the Redemption Price of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred
Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, Simultaneously, this Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this Corporation pursuant to this subsection 3(d) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this Corporation forthwith upon such conversion. The balance of any monies deposited by this Corporation pursuant to this subsection 3(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to this Corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and payment of any bond requested by the Company, to receive such monies but without interest from the Redemption Date.

          4. CONVERSION. The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

              (a) RIGHT TO CONVERT. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred
Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the close of business on the day prior to the Redemption Date, if any, as may be specified in the Redemption Notice with respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.62 in the case of Series A Preferred Stock, (ii) $2.1032 in the case of Series B Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion and (iii) $30.00 in the case of Series C Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.62 for shares of Series A Preferred Stock, $2.1032 for shares of Series B Preferred Stock and $30.00 for shares of Series C Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

              (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon, except as provided below in
Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), which results in aggregate gross cash proceeds to the Corporation of at least $20,000,000 (an "IPO").

              (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

              (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i) (A) ISSUANCE OF ADDITIONAL STOCK BELOW PURCHASE PRICE. If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock were first issued (the "PURCHASE DATE"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock or the Series B Preferred Stock or Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock or the Series B Preferred Stock or the Series C Preferred Stock in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, plus the number of shares of such Additional Stock.

                        (B) NO FRACTIONAL ADJUSTMENTS. No adjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                        (C) DETERMINATION OF CONSIDERATION. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                        (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                        (E) DEEMED ISSUANCES OF COMMON STOCK. In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this
Section 4(d)(i) and Section 4(d)(ii):

                             (1)  The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                             (2)  The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).

                              (3)  In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or (4).

                    (ii) "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:

                         (A)  Common Stock issued pursuant to a transaction
described in Section 4(d)(iii) hereof,

                         (B)  Up to 5,800,000 shares of Common Stock issuable or
issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation,

                         (C)  Capital stock, or options or warrants to purchase
capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, which issuances are primarily for other than equity financing purposes, and provided that the aggregate of such issuance and similar issuances in the preceding twelve months period do not exceed 1% of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all outstanding convertible and exercisable securities),

                         (D)  Shares of Common Stock or Preferred Stock issuable
upon exercise of warrants outstanding as of the date of this Amended and Restated Certificate of Incorporation,

                         (E)  Capital stock or warrants or options to purchase
capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation,

                         (F)  Shares of Common Stock issued or issuable upon
conversion of the Preferred Stock,

                         (G)  Shares of Common Stock issued or issuable in a
public offering, and

                         (H)  Warrants exercisable for up to 721,757 shares of
Series A Preferred Stock.

                    (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in
Section 4(d)(i)(E).

                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

               (g) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (h)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

               (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

               (k)  NOTICES.   Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.   VOTING RIGHTS.   Except as provided below with respect to the
election of directors, the holder of each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of

Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. In addition, as long as twenty-five percent (25%) of the number of shares of Series A Preferred Stock issued by the Corporation on the date the Series A Preferred Stock was originally issued remain outstanding, the holders of the Series A Preferred Stock shall be entitled, voting together as a separate class, to elect one (1) director of this Corporation at each annual election of directors. As long as twenty-five percent (25%) of the number of shares of Series B Preferred Stock issued by the Corporation on the date the Series B Preferred Stock was originally issued remain outstanding, the holders of the Series B Preferred Stock shall be entitled, voting together as a separate class, to elect two (2) directors of this Corporation at each annual election of directors. The holders of Common Stock shall be entitled, voting together as a separate class, to elect two
(2) directors of this Corporation at each annual meeting of directors. The holders of Preferred Stock and Common Stock voting together as a single class shall have the right to elect any remaining directors.

          6. PROTECTIVE PROVISIONS. So long as any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations or the like), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a class:

               (a) liquidate, dissolve, sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, PROVIDED that this Section 6(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation;

               (b) alter or change the rights, preferences or privileges of the shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock so as to affect adversely the shares of such series;

               (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

               (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock with respect to voting, redemption, conversion, dividends or upon liquidation;

               (e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common

Stock; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

               (f) increase the authorized number of directors of the Corporation; or

               (g) pay any dividend on the Common Stock other than dividends on the Common Stock solely in the form of additional shares of Common Stock.

          7. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or
Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     (C)  COMMON STOCK.

          1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.   REDEMPTION.  The Common Stock is not redeemable.

          4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                               ARTICLE V

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                               ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                               ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                               ARTICLE VIII

     To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

                               *    *    *

     The foregoing Third Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at Santa Monica, California, on the 19th day of March, 1999.


                                          /s/  Edward C. Lenk
                                         ------------------------------------
                                                    Edward C. Lenk, President

     The foregoing Third Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at Santa Monica, California, on the 19th day of March, 1999.


                                     /s/ Glen R. Van Ligten
                                     ----------------------------------------
                                      Glen R. Van Ligten, Assistant Secretary